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                                                                   EXHIBIT 99.5

  This is neither an offer to exchange or to sell nor a solicitation of an offer to exchange or buy any of the Zero Coupon Convertible Subordinated Debentures due 2013 (the "Zero Coupon Debentures") of Silicon Graphics, Inc. The Exchange Offer (as defined herein) is made only by the Prospectus (as defined herein) and the related Letter of Transmittal, and the Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Zero Coupon Debentures in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of Silicon Graphics, Inc. by Morgan Stanley & Co. Incorporated or one or more other brokers or dealers which are licensed under the laws of such jurisdiction.

                    NOTICE OF EXCHANGE OFFER TO HOLDERS OF

                            SILICON GRAPHICS, INC.

                            ZERO COUPON DEBENTURES

  Silicon Graphics, Inc., a Delaware corporation ("Silicon Graphics"), is offering, upon the terms and subject to the conditions set forth in the
Prospectus, dated           , 1997 (the "Prospectus"), of Silicon Graphics,
and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Prospectus, constitute the "Exchange Offer"), to exchange
   % Senior Convertible Notes due 2004 (the "Senior Notes") of Silicon Graphics, for up to all of its outstanding Zero Coupon Debentures. The Senior Notes, unlike the Zero Coupon Debentures, which are subordinated to Senior Indebtedness (as defined in the Prospectus) of Silicon Graphics, will be unsubordinated senior obligations of Silicon Graphics and will rank pari passu with all existing and future unsecured and unsubordinated Senior Indebtedness of Silicon Graphics.

                        THE EXCHANGE OFFER WILL EXPIRE
          AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON           , 1997,
                               UNLESS EXTENDED.

  NONE OF THE BOARD OF DIRECTORS OF SILICON GRAPHICS OR SILICON GRAPHICS MAKES ANY RECOMMENDATION TO HOLDERS OF ZERO COUPON DEBENTURES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING IN THE EXCHANGE OFFER. HOLDERS OF ZERO COUPON DEBENTURES ARE URGED TO CONSULT THEIR FINANCIAL AND TAX ADVISORS IN MAKING THEIR DECISIONS ON WHAT ACTION TO TAKE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

  The Exchange Offer will be effected on the basis of that principal amount of Senior Notes equal to the accreted value of each $1,000 principal amount at maturity Zero Coupon Debenture as of the Expiration Date (as defined herein) for each such Zero Coupon Debenture validly tendered and accepted for exchange in the Exchange Offer. Senior Notes will not be issued in denominations of less than $1,000, and Silicon Graphics will pay cash in lieu of issuing fractional Senior Notes to holders of validly tendered Zero Coupon Debentures.
As of           , 1997, the accreted value of each $1,000 principal amount at
maturity Zero Coupon Debenture will be $          , and the aggregate accreted
value of all outstanding Zero Coupon Debentures will be $          .

  The Senior Notes will be convertible at any time following the date of issuance and prior to maturity, unless previously redeemed, into shares of common stock, par value $0.001 per share, of Silicon Graphics ("Common Stock")
at a conversion price of $        per share, subject to adjustment in certain
events. See "Description of Senior Notes--Conversion of Senior Notes" in the Prospectus. The reported last sale price of the Common Stock on the New York
Stock Exchange on          , 1997 was $     per share.

  The Senior Notes are not redeemable prior to           , 2000. On or after
         , 2000 and prior to           , 2002, the Senior Notes will not be
redeemable at the option of Silicon Graphics unless the closing price of the Common Stock shall have exceeded 140% of the Conversion Price for 20 trading days within a
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period of 30 consecutive trading days ending within five trading days prior to the notice of redemption. Subject to the foregoing, the Senior Notes will be redeemable on at least 30 days notice at the option of Silicon Graphics, in
whole or in part, on or after           , 2000, at the redemption prices set
forth in the Prospectus, in each case together with accrued interest. The Senior Notes may also be redeemed at the option of the holder if there is a Fundamental Change (as defined), at declining prices, subject to adjustment in certain events, together with accrued interest. See "Description of Senior Notes--Redemption of the Senior Notes at the Option of the Company" and "-- Redemption at the Option of the Holder upon a Fundamental Change" in the Prospectus.

  Upon the terms and subject to the conditions of the Exchange Offer, Silicon Graphics will accept for exchange all Zero Coupon Debentures validly tendered
and not withdrawn prior to 12:00 midnight, New York City time, on           ,
1997, or if extended by Silicon Graphics, in its sole discretion, the latest date and time to which extended (the "Expiration Date"). The Exchange Offer will expire on the Expiration Date. Tenders of Zero Coupon Debentures may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by Silicon Graphics, may be withdrawn at any time after 40 business days after the date of the Prospectus.

  Silicon Graphics expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate the Exchange Offer, and not accept for exchange any Zero Coupon Debentures and promptly return all Zero Coupon Debentures at any time for any reason, including (without limitation) if less than $200,000,000 aggregate principal amount at maturity of Zero Coupon Debentures are tendered or upon the failure of any of the conditions specified in "The Exchange Offer--Procedures for Tendering" in the Prospectus, (ii) waive any condition to the Exchange Offer and accept all Zero Coupon Debentures previously tendered pursuant to the Exchange Offer, (iii) extend the Expiration Date and retain all Zero Coupon Debentures tendered pursuant to such Exchange Offer until the Expiration Date, subject, however, to all withdrawal rights of holders (see "The Exchange Offer--Withdrawal of Tenders" in the Prospectus), or (iv) amend or modify the terms of the Exchange Offer in any manner, including (without limitation) the form or the formula for calculating the amount of the consideration to be paid pursuant to the Exchange Offer. Any amendment applicable to the Exchange Offer will apply to all Zero Coupon Debentures tendered pursuant to the Exchange Offer. The minimum period during which the Exchange Offer must remain open following a material change in the terms of the Exchange Offer or a waiver by the Company of a material condition of the Exchange Offer, other than a change in the principal amount at maturity of Zero Coupon Debentures being sought or in the consideration offered, will depend upon the facts and circumstances, including the relative materiality of the change of waiver. See "The Exchange Offer-- Expiration Date; Extensions; Amendments; Termination" in the Prospectus.

  The purpose of the Exchange Offer is to refinance the Zero Coupon Debentures with the Senior Notes.

  The Prospectus and Letter of Transmittal contain important information which should be read before any action is taken by holders of Zero Coupon Debentures. Tenders may be made only by a properly completed and executed Letter of Transmittal and in conformance with the terms thereof and of the Prospectus.

  Silicon Graphics will pay to Morgan Stanley & Co. Incorporated a fee of 0.875% of the accreted value as of the Expiration Date for each $1,000 principal at maturity of Zero Coupon Debenture validly tendered and accepted for exchange pursuant to the Exchange Offer to compensate Morgan Stanley & Co. Incorporated for its services as financial advisor to Silicon Graphics, including its services as dealer manager.

  The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Prospectus and is incorporated herein by reference.

  The Prospectus and the related Letter of Transmittal are being sent to all
registered holders of the Zero Coupon Debentures as of           , 1997.

  Any questions or requests for assistance or copies of the Prospectus and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location set forth below. Any copies requested will be forwarded promptly at Silicon Graphics' expense. You may also contact your broker, dealer, commercial bank, or trust company or other nominee for assistance concerning the Exchange Offer.
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                             THE INFORMATION AGENT:

                                  GOERGESON
                                & COMPANY INC.
                               ---------------
                               Wall Street Plaza
                            New York, New York 10005
                           (800) 223-2064 (Toll-Free)
                (212) 440-9800 (Banks and Brokers Call Collect)

                              THE EXCHANGE AGENT:

            STATE STREET BANK AND TRUST COMPANY OF CALIFORNIA, N.A.

     By Hand or Overnight Courier:                      By Mail
                                             (Registered or Certified Mail
  State Street Bank and Trust Company,               Recommended):
                  N.A.                    State Street Bank and Trust Company
              61 Broadway                             P.O. Box 778
        New York, New York 10006              Boston, Massachusetts 02110

                           By Facsimile Transmission
                       (For Eligible Institutions Only):
                                 (617) 664-5739

                             Confirm by Telephone:
                                 (617) 664-5314

                   THE DEALER MANAGER FOR THE EXCHANGE OFFER:

                           MORGAN STANLEY DEAN WITTER
                                 1585 Broadway
                            New York, New York 10036
                  (800) 835-9668 (extension 2262) (Toll-Free)

     , 1997